Exhibit 10.61

STATE AUTO FINANCIAL CORPORATION

OUTSIDE DIRECTORS

RESTRICTED SHARE UNIT PLAN

Effective Upon Approval by Shareholders

May 11, 2005

i

STATE AUTO FINANCIAL CORPORATION

OUTSIDE DIRECTORS RESTRICTED SHARE UNIT PLAN

Background Information

      The directors and shareholders of State Auto Financial Corporation, an Ohio corporation (the “Company”), desire to adopt the Company’s Outside Directors Restricted Share Unit Plan (the “Plan”) in order to align and strengthen the interests of Outside Directors with the interests of the Company’s shareholders.

      The Company intends for the Plan to be an unfunded, nonqualified deferred compensation arrangement as provided under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and to satisfy the requirements of a “top hat” plan thereunder and under Labor Reg. Sec. 2520.104-23.

      The Plan is intended to comply with the requirements of The American Jobs Creation Act of 2004 and Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and to constitute a good faith effort at meeting such requirements pending the issuance of additional guidance by the Internal Revenue Service (“IRS”). To the extent inconsistent with Code Section 409A or regulations issued thereunder, this Plan shall be amended to conform to such requirements within applicable time limitations established by the IRS.

ARTICLE I.	DEFINITIONS AND GENERAL PROVISIONS

      1.1 Definitions. For purposes of the Plan, the following terms shall be defined as set forth below. Other capitalized terms used in the Plan shall be defined as set forth in the Plan.

(a) Account. The bookkeeping account described in Section 3.2 under which benefits and earnings are credited on behalf of a Participant.

(b) Administrative Committee. The Compensation Committee of the Board or such other committee of at least three (3) persons appointed by the Compensation Committee to oversee the administration of the Plan.

(c) Award. An award of Restricted Share Units under the Plan.

(d) Beneficiary. The person(s) (including a trust) entitled to receive any distribution hereunder upon the death of a Participant. The Beneficiary for benefits payable under this Plan shall be the beneficiary designated by the Participant in accordance with procedures established by the Administrative Committee as of the Participant’s date of death, or, in the absence of any such designation, the Participant’s estate.

(e) Board. The Board of Directors of the Company.

(f) Change of Control. For purposes of the Plan, a Change of Control means:

(i) a change in ownership of the corporation occurring on the date that any one person, or more than one person acting as a group (as defined below), acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation. However, if any one person or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of a corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the corporation (or to cause a change in the effective control of the corporation (within the meaning of (ii) below)). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the corporation acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of a Change in Control. This change in ownership of the corporation applies only when there is a transfer of stock of the corporation (or issuance of stock of the corporation) and stock in such corporation remains outstanding after the transaction; or

(ii) a change in the effective control of the corporation occurring on the date that either: (A) any one person, or more than one person acting as a group (as defined below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 35 percent or more of the total voting power of the stock of such corporation; or (B) a majority of members of the corporation’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation’s board of directors prior to the date of the appointment or election, provided that for purposes of this subsection (B), the term “corporation” refers solely to the “relevant corporation”, as defined below, for which no other corporation is a majority shareholder for purposes of that definition; or

(iii) a change in the ownership of a substantial portion of the corporation’s assets occurring on the date that any one person, or more than one person acting as a group (as defined below) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to more than 40 percent of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Persons acting as a group. For purposes of this definition, persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only with respect to the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

Identification of the “relevant corporation”. To constitute a Change in Control as to the Plan Participant, the Change in Control must relate to (i) the corporation for whom the Participant is performing services at the time of the Change in Control, (ii) the corporation that is liable for the payment of the deferred compensation (or all corporations liable for the payment if more than one corporation is liable), or (iii) a corporation that is a majority shareholder of a corporation identified in (i) or (ii), or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in (i) or (ii). For purposes of this paragraph, a majority shareholder is a shareholder owning more than 50% of the total fair market value and total voting power of such corporation.

(g) Common Shares. The common shares, without par value, of the Company.

(h) Disability. Permanent and total disability as defined in Code Section 22(e)(3).

(i) Distribution Options. An immediate single lump sum payment or annual installment payments over a period of five (5) or ten (10) years. In the absence of an election by the Participant, the default shall be an immediate single lump sum.

(j) Outside Director. Any non-employee member of the Board of Directors of the Company.

(k) Parent. Any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(l) Participant. Any Outside Director who meets the eligibility requirements for participation in the Plan as set forth in Article II and who receives an Award under the Plan.

(m) Plan Year. The fiscal year of the Plan, which is the twelve (12) consecutive month period beginning January 1 and ending December 31; provided, however, the first Plan Year shall begin on the Effective Date and end on December 31, 2005.

(n) Retirement. The retirement from the Board of any Outside Director after attaining age 65.

(o) Subsidiary. Any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

      1.2 General Provisions. The masculine wherever used herein shall include the feminine; singular and plural forms are interchangeable. Certain terms of more limited application have been defined in the provisions to which they are principally applicable. The division of the Plan into Articles and Sections with captions is for convenience only and is not to be taken as limiting or extending the meaning of any of its provisions.

ARTICLE II.	ELIGIBILITY AND PARTICIPATION

      2.1 General Eligibility Conditions. All Outside Directors are eligible to receive Awards under the Plan. However, in order to receive a benefit under the Plan, a Participant must meet the requirements of Sections 2.2 and 2.3.

      2.2 Specific Conditions for Active Participation. To participate actively in the Plan, a Participant must execute or acknowledge a Restricted Share Unit Agreement as described in Section 3.3 and comply with such other procedures as may be established by the Administrative Committee from time to time. A Participant’s Agreement shall be maintained by or on behalf of the Administrative Committee and must be executed, acknowledged, and filed as of the date of grant or at such other time as may be required by regulations issued under Code Section 409A.

      2.3 Termination of Participation. Once an Outside Director becomes a Participant, such individual shall continue to be a Participant until such individual (a) ceases to qualify as an Outside Director, and (b) ceases to have any vested interest in the Plan (as a result of distributions made to such Participant or his Beneficiary, if applicable, or otherwise).

ARTICLE III.	RESTRICTED SHARE UNITS

      3.1 Annual Awards of Restricted Share Units. Promptly following each annual meeting of the shareholders of the Company on and after the Effective Date, each Outside Director shall be automatically granted an Award of 1,400 restricted share units (“Restricted Share Units”), or such greater number as determined by the Administrative Committee in accordance with Section 6.2. Except for the elections which may be made by each Participant as provided in the Plan, the terms of each annual Award of Restricted Share Units shall be the same with respect to each Participant. The Company will credit the number of Restricted Share Units awarded for each Plan Year to the Participant’s Account. For each Award, each Participant shall select the Distribution Option applicable to the Award and the form of payment distribution of the credited Restricted Share Units, which shall be either in cash or Common Shares. The form of the payment distribution selected by the Participant shall be set forth in the Agreement.

      3.2 Record of Account. Solely for the purpose of measuring the amount of the Company’s obligations to each Participant or his beneficiaries under the Plan, the Company will maintain a separate bookkeeping record, an “Account,” for each Participant in the Plan that shall reflect the fair market value of the Account.

      Subject to the provisions of this Article III, on the date when the Restricted Share Units to be credited to the Participant are allocated to his Account, the Company will credit to a separate sub-account a number of hypothetical Common Shares (and fractions thereof) having a Value equal to the Restricted Share Units. For purposes of this Plan, the “Value” of a Common Share on a particular day shall mean: (a) the last reported sale price of a Common Share on the Nasdaq National Market System on the most recent previous trading day (or if there was no trading in the Common Shares on that day, then on the next preceding trading day in which there was trading in the Common Shares), or (b) the mean between the high and low bid and ask price of a Common Share as reported by the National Association of Securities Dealers on the most recent previous trading day, or (c) the last reported sale price of a Common Share on any stock exchange on which the Common Shares are listed on the most recent previous trading day (or if there was no trading in the Common Shares on that day, then on the next preceding trading day on which there was trading in the Common Shares).

      If any Organic Change shall occur, then the Participant’s Account shall be adjusted so as to contain a Value equivalent to such shares of stock, securities or assets (including cash) as would have been issued or payable with respect to or in exchange for the number of Common Shares credited thereto immediately before such Organic Change, if such Common Shares had been outstanding. An

“Organic Change” includes the recapitalization, reorganization, reclassification, consolidation, or merger of the Company, or any sale of all or substantially all of the Company’s assets to another person or entity, or any other transaction which is effected in such a way that holders of Common Shares are entitled to receive (either directly or upon subsequent liquidation) other stock, securities, or assets with respect to or in exchange for Common Shares.

      The Account of a Participant (as of the Dividend Payment Date), shall be credited with such earnings (or losses) consisting solely of dividend equivalent credits pursuant to this paragraph. Whenever a dividend or other distribution is made with respect to the Common Shares, then the Account of a Participant (as of the Dividend Payment Date) shall be credited, on the payment date for such dividend or other distribution (the “Dividend Payment Date”), with a number of additional Common Shares having a Value, as of the Dividend Payment Date, based upon the number of Common Shares deemed to be held in the Participant’s Account as of the record date for such dividend or other distribution (the “Dividend Record Date”), if such Common Shares were outstanding. If such dividend or other distribution is in the form of cash, the number of Common Shares so credited shall be a number of Common Shares (and fractions thereof) having a Value, as of the Dividend Payment Date, equal to the amount of cash that would have been distributed with respect to the Common Shares deemed to be held in the Participant’s Account as of the Dividend Record Date, if such Common Shares were outstanding. If such dividend or other distribution is in the form of Common Shares, the number of Common Shares so credited shall equal the number of such Common Shares (and fractions thereof) that would have been distributed with respect to the Common Shares deemed to be held in the Participant’s Account as of the Dividend Record Date, if such Common Shares were outstanding. If such dividend or other distribution is in the form of property other than cash or Common Shares, the number of Common Shares so credited shall be a number of Common Shares (and fractions thereof) having a Value, as of the Dividend Payment Date, equal to the value of the property that would have been distributed with respect to the Common Shares deemed to be held in the Participant’s Account as of the Dividend Record Date, if such Common Shares were outstanding. The value of such property shall be its fair market value as of the Dividend Payment Date, determined by the Board based upon market trading if available and otherwise based upon such factors as the Board deems appropriate.

      3.3 Restricted Share Unit Agreement. Each Restricted Share Unit Award granted under the Plan shall be evidenced by a Restricted Share Unit Agreement (“Agreement”). The Agreement shall be dated as of the date of the Award, shall be signed by an officer of the Company authorized by the Board, and shall be signed by the Participant. The Agreement shall describe the Restricted Share Unit Award and state that such Restricted Share Units are subject to all the terms and provisions of the Plan. At the time the Restricted Share Units are awarded, the Board may determine that such Restricted Share Units shall be restricted as to transferability as specified in the Agreement. The prospective Participant of an Award shall not have any rights with respect to such Award, unless and until such Participant has executed an agreement evidencing the Award and has delivered a fully executed copy thereof to the Company, and has otherwise complied with the applicable terms and conditions of such Award.

ARTICLE IV.	VESTING

      4.1 Vesting. A Participant always will be one hundred percent (100%) vested in amounts credited to such Participant’s Account.

ARTICLE V.	DISTRIBUTION OF BENEFITS

      5.1 Distribution Timing. A Participant shall receive payment of the amounts credited to his Account upon his termination from Board membership due to Retirement, death, Disability or any other reason. The Participant will begin to receive the amount credited to his Account in the form designated by the Participant in his Agreement as of the first regular payment processing date to occur at least six (6) months after the date of the Participant’s termination of Board membership, Retirement, death or Disability. The Administrative Committee may establish regular payment processing dates and change the same from time to time in its discretion, provided there are at least two such dates each Plan Year. If payment is to be made in an immediate lump sum, it shall occur on the first regular payment processing date as described above. If payment is to be made in annual installments, it shall commence on such first regular payment processing date with subsequent annual installments to occur on the same date each year thereafter until the Participant’s Account is distributed in full.

      5.2 Distribution upon Termination other than for Disability or Death. A Participant may elect the Distribution Option to be applicable to each Award payable upon a termination of Board membership, including by Retirement. The Participant may change his election of a Distribution Option with respect to a particular Award; provided, however, that such change is made at least twelve (12) months prior to the date that payment would have otherwise begun under such Award and provided that a Participant may not change a Distribution Option to one that would complete the distribution of the Participant’s Account more quickly than the election in effect at the date of the new election. If a Distribution Option election is made or changed and distribution is triggered before twelve (12) months have elapsed, the distribution will be made in accordance with the Distribution Option election in effect prior to the change or, if none, in accordance with the default Distribution Option.

      If an annual installment payment method is the selected Distribution Option, the amount of the annual benefit shall equal the amount necessary to fully distribute the Participant’s Account as an annual benefit over the installment period, consistent with the following methodology: the amount payable as the annual installment shall equal the value of the Participant’s Account as of the most recent Account valuation date, multiplied by a fraction, the numerator of which is one (1) and the denominator of which is the number of annual installments remaining in the installment period elected by the Participant. For example, assuming a ten (10) year installment payment period applies, the amount distributed at each of the distribution dates would represent the value of the Participant’s Account as of the most recent valuation date preceding the actual distribution date times the following factors: Year 1 — 10% ( 1/10), Year 2 — 11.11% ( 1/9), Year 3 — 12.5% ( 1/8), Year 4 — 14.29% ( 1/7), Year 5 — 16.66% ( 1/6), Year 6 — 20% ( 1/5), Year 7 — 25% ( 1/4), Year 8 — 33.33% ( 1/3), Year 9 — 50% ( 1/2), Year 10 — 100% ( 1/1).

      The Participant must provide the Company advance notice of his intention to retire and receive benefits hereunder in accordance with uniform procedures established by the Administrative Committee.

      5.3 Distribution upon Death. In the event of the death of the Participant while receiving benefit payments under the Plan, the Beneficiary or Beneficiaries designated by the Participant shall be paid the remaining payments due under the Plan in accordance with the method of distribution in effect at the date of death. In the event of the death of the Participant prior to the commencement of the distribution of benefits under the Plan, such benefits shall be paid to the Beneficiary or Beneficiaries designated by the Participant, beginning as soon as practicable after the Participant’s death. Such benefits shall be paid in the default Distribution Option unless another Distribution Option was timely elected by the Participant at least twelve (12) months prior to his death.

      5.4 Distribution in the Event of Disability. Upon the Participant’s Disability, the Participant shall be eligible to receive payment of the amounts credited to his Account in the default Distribution Option commencing as soon as practicable after the Administrative Committee is satisfied of the determination of the existence of a Disability with respect to such Participant. The Participant’s Account may also be payable in one of the other Distribution Options provided such other Distribution Option was timely elected by the Participant at least twelve (12) months prior to his Disability.

      5.5 Withdrawals for Unforeseeable Emergency. Upon the occurrence of an unforeseeable emergency, the Participant shall be eligible to receive payment of the amount necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent such liquidation would not itself cause severe financial hardship). The amount determined to be properly distributable under this section and applicable regulations under Code Section 409A shall be payable in a single lump sum only. For the purposes of this section, the term “unforeseeable emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent of the Participant (as defined in Code Section 152(a)); loss of the Participant’s property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. It shall be the responsibility of the Participant seeking to make a withdrawal under this section to demonstrate to the Administrative Committee that an unforeseeable emergency has occurred and to document the amount properly distributable hereunder.

ARTICLE VI.	PLAN ADMINISTRATION

      6.1 Administration. The Plan shall be administered by the Administrative Committee as an unfunded deferred compensation plan that is not intended to meet the qualification requirements of Code Section 401.

      6.2 Administrative Committee. The Administrative Committee will operate and administer the Plan and shall have all powers necessary to accomplish that purpose, including, but not limited to, the discretionary authority to interpret the Plan, the discretionary authority to determine all questions relating to the rights and status of Participants, and the discretionary authority to make such rules and regulations for the administration of the Plan as are not inconsistent with the terms and provisions hereof or applicable law, as well as such other authority and powers relating to the administration of the Plan, except such as are reserved by the Plan to the Board. All decisions made by the Administrative Committee shall be final.

      Without limiting the powers set forth herein, the Administrative Committee shall have the power (a) to change or waive any requirements of the Plan to conform with the law or to meet special circumstances not anticipated or covered in the Plan; (b) to determine the times and places for holding meetings of the Administrative Committee and the notice to be given of such meetings; (c) to employ such agents and assistants, such counsel (who may be counsel to the Company), and such clerical and other services as the Administrative Committee may require in carrying out the provisions of the Plan; and (d) to authorize one or more of their number or any agent to execute or deliver any instrument on behalf of the Administrative Committee. The Administrative Committee shall also have the power to increase the number of Restricted Share Units to be awarded to Plan Participants as annual Awards described in Section 3.1 without further shareholder approval if, within the Administrative Committee’s discretion, such an increase is warranted to maintain director compensation at a competitive level; provided that no annual Award described in Section 3.1 shall be greater than 5,000 Restricted Share Units.

      The members of the Administrative Committee and the Company and its officers and directors, shall be entitled to rely upon all valuations, certificates and reports furnished by any funding agent or service provider, upon all certificates and reports made by an accountant, and upon all opinions given by any legal counsel selected or approved by the Administrative Committee, and the members of the Administrative Committee and the Company and its officers and directors shall, except as otherwise provided by law, be fully protected in respect of any action taken or suffered by them in good faith in reliance upon any such valuations, certificates, reports, opinions or other advice of a funding agent, service provider, accountant or counsel.

      6.3 Statement of Participant’s Account. The Administrative Committee shall, as soon as practicable after the end of each Plan Year, provide to each Participant a statement setting forth the Account of such Participant under Section 3.2 as of the end of such Plan Year. Such statement shall be deemed to have been accepted as correct unless written notice to the contrary is received by the Administrative Committee within thirty (30) days after providing such statement to the Participant. Account statements may be provided more often than annually in the discretion of the Administrative Committee.

      6.4 Filing Claims. Any Participant, Beneficiary or other individual (hereinafter a “Claimant”) entitled to benefits under the Plan, or otherwise eligible to participate herein, shall be required to make a claim with the Administrative Committee (or its designee) requesting payment or distribution of such Plan benefits (or written confirmation of Plan eligibility, as the case may be), on such form or in such manner as the Administrative Committee shall prescribe. Unless and until a Claimant makes proper application for benefits in accordance with the rules and procedures established by the Administrative Committee, such Claimant shall have no right to receive any distribution from or under the Plan.

ARTICLE VII. AMENDMENT AND TERMINATION

      7.1 Amendment. The Board reserves the right, in its sole discretion, to amend, modify or alter any or all of the provisions of the Plan at any time and from time to time without the consent of any Participants; provided, however, that no amendment shall operate retroactively so as to affect adversely any rights to which a Participant may be entitled under the provisions of the Plan as in effect prior to such action. Furthermore, no such amendments, modifications or alterations shall be made without the approval of the Company’s shareholders to the extent such approval is required by applicable law, regulation or Nasdaq or stock exchange rule.

      7.2 Termination. The Company reserves, in its sole discretion, the right to suspend, discontinue or terminate the Plan at any time in whole or in part; provided, however, that a suspension,

discontinuance or termination of the Plan shall not (a) accelerate the obligation to make payments to any person not otherwise currently entitled to payments under the Plan, unless otherwise specifically so determined by the Company and permitted by applicable law, (b) relieve the Company of its obligations to make payments to any person then entitled to payments under the Plan, or (c) reduce any existing Account balance.

ARTICLE VIII. MISCELLANEOUS PROVISIONS

      8.1 Facility of Payments. Whenever, in the opinion of the Administrative Committee, a person entitled to receive any payment, or installment thereof, is under a legal disability or is unable to manage his financial affairs, the Administrative Committee shall have the discretionary authority to direct payments to such person’s legal representative or to a relative or friend of such person for his benefit; alternatively, the Administrative Committee may in its discretion apply the payment for the benefit of such person in such manner as the Administrative Committee deems advisable. Any such payment or application of benefits made in good faith in accordance with the provisions of this Section shall be a complete discharge of any liability of the Administrative Committee with respect to such payment or application of benefits.

      8.2 Funding. All benefits under the Plan are unfunded and the Company shall not be required to establish any special or separate fund or to make any other segregation of assets in order to assure the payment of any amounts under the Plan; provided, however, that in order to provide a source of payment for its obligations under the Plan, the Company may establish a trust fund. The right of a Participant or his Beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, and neither the Participant nor his Beneficiary shall have any rights in or against any amounts credited under the Plan or any other specific assets of the Company. All amounts credited under the Plan to the benefit of a Participant shall constitute general assets of the Company and may be disposed of by the Company at such time and for such purposes as it may deem appropriate.

      8.3 Anti-Assignment. No right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge; and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit shall be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefits. If a Participant, a Participant’s spouse, or any Beneficiary should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber or charge any right to benefits under the Plan, then those rights, in the discretion of the Administrative Committee, shall cease. In this case, the Administrative Committee may hold or apply the benefits at issue or any part thereof for the benefit of the Participant, the Participant’s spouse, or Beneficiary in such manner as the Administrative Committee may deem proper.

      8.4 Unclaimed Interests. If the Administrative Committee shall at any time be unable to make distribution or payment of benefits hereunder to a Participant or any Beneficiary of a Participant by reason of the fact that his whereabouts is unknown, the Administrative Committee shall so certify, and thereafter the Administrative Committee shall make a reasonable attempt to locate such missing person. If such person continues missing for a period of three (3) years following such certification, the interest of such Participant in the Plan shall, in the discretion of the Administrative Committee, be distributed to the Beneficiary of such missing person.

      8.5 References to Code, Statutes and Regulations. Any and all references in the Plan to any provision of the Code, ERISA, or any other statute, law, regulation, ruling or order shall be deemed to refer also to any successor statute, law, regulation, ruling or order.

      8.6 Liability. The Company, and its directors, officers and employees, shall be free from liability, joint or several, for personal acts, omissions, and conduct, and for the acts, omissions and conduct of duly constituted agents, in the administration of the Plan.

      8.7 Governing Law; Severability. The Plan shall be construed according to the laws of the State of Ohio, including choice of law provisions, and all provisions hereof shall be administered according to the laws of that State, except to the extent preempted by federal law. A final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. In the event that any one or more of the provisions of the Plan shall for any reason be held to be invalid, illegal, or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of the Plan, but the Plan shall be construed as if such invalid, illegal, or unenforceable provisions had never been contained herein, and there shall be deemed substituted such other provision as will most nearly accomplish the intent of the parties to the extent permitted by applicable law.

      8.8 Taxes. The Company shall be entitled to withhold any taxes from any distribution hereunder or from other compensation then payable, as it believes necessary, appropriate, or required under relevant law.

      8.9 Effective Date. This Plan shall be effective upon approval by the shareholders of the Company (the “Effective Date”). This Plan shall be submitted to the shareholders of the Company for approval at the Company’s 2005 annual meeting of shareholders, anticipated to be held May 11, 2005.